Exhibit 99.3

Magma Design Automation, Inc.

OFFER TO EXCHANGE

8.0% CONVERTIBLE SENIOR NOTES DUE 2014

FOR UP TO $49,939,000 OF OUR

2.0% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2010

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 24, 2009, UNLESS EXTENDED (THE “EXPIRATION DATE”). WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

July 27, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Subject to the terms and conditions set forth in the preliminary prospectus included in the registration statement filed by Magma Design Automation, Inc. on July 27, 2009, and any amendments or supplements thereto (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), we are offering (the “Exchange Offer”) to exchange up to $44,945,000 aggregate principal amount of our newly issued 8.0% Convertible Senior Notes due 2014 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended, for our outstanding 2.0% Convertible Senior Notes due May 15, 2010 (the “Existing Notes”), pursuant to the terms and conditions described in the Prospectus. Except as set forth in the Prospectus under the caption “Prospectus Summary—Comparison of Exchange Notes and Existing Notes,” the terms of the Exchange Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer.

We are requesting that you contact your clients for whom you hold Existing Notes. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1. Preliminary Prospectus dated July 27, 2009;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Existing Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, which includes Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE EXISTING NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange Existing Notes which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if we give oral or written notice to the Exchange Agent of our acceptance of such Existing Notes for exchange pursuant to the Exchange Offer. Exchange of Existing Notes pursuant to the

Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (a) certificates for such Existing Notes, or timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent’s account at The Depository Trust Company, pursuant to the procedures described in the Prospectus and Letter of Transmittal, (b) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent’s message (as defined in the Prospectus) in connection with a book-entry transfer, and (c) all other documents required by the Letter of Transmittal.

If holders of Existing Notes wish to tender, but it is impracticable for them to forward their certificates for Existing Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Holders will not be obligated to pay any transfer taxes in connection with a tender of their Existing Notes for exchange unless a holder instructs us to register Exchange Notes in the name of, or requests that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the Exchange Agent for the Existing Notes, at (651) 495-3511.

Very truly yours,

MAGMA DESIGN AUTOMATION, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MAGMA DESIGN AUTOMATION, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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